Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

UNITED E-SYSTEMS, INC.

NETCOM DATA SOUTHERN CORP.

and

STOCKHOLDERS OF NETCOM DATA SOUTHERN CORP., NAMED HEREIN

DATED AS OF AUGUST 22, 2008

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of August 22, 2008 by and among United E-Systems, a Nevada corporation (“UES” or “Buyer”), NetCom Data Southern Corp.,  a Georgia corporation (the “ NDS”) and the stockholders of NDS named on the signature page hereof (the “Stockholders”).

WHEREAS, NDS is in the business of procuring and selling, credit card processing and ACH services (the “Business”);

WHEREAS, UES desires to acquire, and the Stockholders have agreed to sell, all of the issued and outstanding capital stock of NDS pursuant to the terms and conditions contained in this Agreement: and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties and covenants in connection with the purchase and sale of all of the capital stock of NDS.  Terms used in this Agreement shall have the meanings assigned in Article XIII of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL STOCK

1.1           Agreement to Purchase and Sell Stock.   Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein), each Stockholder shall sell and deliver to Buyer, and Buyer shall purchase from each Stockholder, for the consideration provided in Section 2.1 hereof, that number and class of shares of capital stock of NDS set forth opposite the name of such Stockholder on Schedule 1.1 attached hereto (the “Stock”) (representing, as to each Stockholder, all shares of capital stock of NDS to be owned, of record and/or beneficially, immediately prior to the Closing by each such Stockholder after giving effect to the exercise, exchange, conversion and/or termination, in full of all outstanding rights, option, warrants and other securities of NDS owned, of record and/or beneficially, by each such Stockholder that are directly or indirectly, exercisable or exchangeable for or convertible into, capital stock of NDS which exercise, exchange, conversion and/or termination shall be a condition precedent the Closing) and any and all rights and benefits incident to the ownership thereof, free and clear of all encumbrances

1.2           Method of Conveyance.  The sale, transfer, and delivery of the Stock by the Stockholders to Buyer in accordance with Article I hereof shall be effected by the Stockholders’ delivery of certificates representing the Stock of NDS to Buyer at the Closing together with stock transfer powers duly executed in blank for transfer thereof, together with all transfer tax stamps (if any) required.

ARTICLE II

CONSIDERATION

2.1           Purchase Price Determination.

(a)           At Closing, UES shall pay to the shareholders of NDS in exchange for all of their shares in NDS.  The following consideration (“Purchase Price”):

(i)           $320,000 cash payable within 7 business days following Closing;

(ii)           A promissory note (“Note”) in the amount of $2,720,000.00 bearing simple interest at 5.5% per annum for one year and 9.5% per annum thereafter, with interest only payments due monthly;

(iii)           7,800,000 shares of UES’ common stock (“Issued Stock”).

(b)           UES intends to offer its shares through a private placement (“Share Offering”) which it would like to close within twelve months after the Closing.  If the Share Offering is closed and raises at least $6,000,000 within twelve months after the Closing or at any time thereafter, UES will pay $2,500,000 principal on the Note within 10 days after receiving the proceeds from the Share Offering.  In the event the Share Offering is not closed within twelve months after the Closing, UES shall continue paying interest payments on the Note and will make the following principal payments together with the principal payments set forth on Exhibit A:  $180,000 principal payment to be paid on or before the first anniversary of the Closing, and $180,000 principal payment to be paid on or before the second anniversary of the Closing.  Interest and principal shall continue to be paid to the shareholders of NDS until the earlier of the date of the Note is repaid in full or the successful completion of the Share Offering.

2.2           Manner of Payment.

(a)           Subject to the conditions set forth in this Agreement and subject to the adjustment provided in Section 3.1 below, the Purchase Price to be paid for the Stock shall be paid in a combination of cash, promissory note(s), and common shares of UES with the cash portion paid by wire transfer or certified check, the note portion to be paid by delivery of the promissory note, and the share portion to be accomplished by physical delivery of share certificates to the Escrow Agent for the Escrow Shares (as defined below) and to UES for the balance of the Issued Stock, with all such consideration (other than the Escrow Shares) to be delivered to each Stockholder ratably in accordance with his ownership percentage in NDS as set forth in Schedule 1.1 hereto.

ARTICLE III

PURCHASE PRICE ADJUSTMENT

3.1           Purchase Price Adjustment.  The Purchase Price shall be subject to a post Closing adjustment.  The average monthly revenues of NDS for the six (6) calendar month period ending with the calendar month that ends immediately prior to Closing shall be the “Base Net Revenue Amount” and the average monthly revenues of NDS for the six (6) calendar month period commencing with the calendar month that starts immediately after Closing will be the “New Net

Revenue Amount.”  For this purpose the Base Net Revenue Amount and the New Net Revenue Amount shall be computed based upon the total gross receipts from all lines of NDS business, reduced by the amount of the agent commission costs, service vendor costs, and equipment costs provided to customers that are directly related to the revenue amounts and for the period computed, except that no revenue and expenses related to business delivered to NDS by Scott Howsare/First Choice Technologies shall be included in this computation for determining any post Closing adjustment.  If the New Net Revenue Amount is more than 5% (“Agreed Attrition”) less than the Base Net Revenue Amount, the purchase price shall be subject to adjustment as follows:

(a)           For each dollar that the Base Net Revenue Amount exceeds the sum of the New Net Revenue Amount and the product of Base Net Revenue Amount times the Agreed Attrition, the purchase price will be reduced by four ($4.00) Dollars.  For example if the Base Net Revenue Amount is $100,000, the New Net Revenue Amount is $85,000 and the Agreed Attrition is 5%, the adjustment would be computed as follows: $100,000-(85,000+5%*$100,000) = $10,000.  Adjustment = 4*$10,000 = $40,000.

(b)           The reduction in purchase price, if any, shall be applied solely against the Issued Stock based on a price of $.15625 a share

(c)           The parties agree that at Closing, 7,800,000 shares of common stock (“Escrow Shares”) in UES shall be placed in escrow with Berenbaum, Weinshienk & Eason, P.C. (“Escrow Agent”) as security for any adjustments, pursuant to an Escrow Agreement (“Escrow Agreement”) in the form attached hereto as Exhibit E.  Any adjustment to the Purchase Price will be satisfied solely from the Escrow Shares and any portion of the adjustment in excess of the Escrow Shares will be ignored.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NDS

Except as set forth in the Disclosure Schedule attached to and made a part of this Agreement (the “Disclosure Schedule”), which identifies exceptions by specific Section references, the Stockholders and NDS hereby make the following representations and warranties to Buyer:

4.1           Corporate Organization.

(a)           NDS is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to carry on its Business as it is now being conducted and to own, lease and operate its properties where such properties and assets are now owned, leased or operated.  Accurate and complete copies of the Articles of Incorporation and Bylaws of NDS, with all amendments thereto, have been delivered by the Stockholders to Buyer.  NDS has not been known by any other corporate name since its inception nor has it sold inventory under any other name nor has it been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any business or person during the period since inception.

(b)           NDS is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction where the ownership or operation of its properties or conduct of the Business requires such qualification.  Each such jurisdiction is set forth in Schedule 4.1(b).

(c)           Except for Netcom Data Corp., as described below, NDS has no direct or indirect subsidiaries or any direct or indirect interest by stock ownership or otherwise in any corporation, partnership, joint venture, association, organization, business enterprise, limited liability company or other entity.

4.2           Authorization.  The Stockholders and NDS have all requisite power and authority to execute, deliver, and perform their obligations under this Agreement. Except for Board Resolutions approving the transactions, no further corporate act or proceeding on the part of NDS is necessary to authorize this Agreement or the other Closing Documents or the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other Closing Documents have been duly executed and delivered by NDS and each of the Stockholders who is a party thereto and this Agreement and the other Closing Documents each constitutes a valid and binding agreement of NDS and each of the Stockholders who is a party thereto, enforceable against NDS and such Stockholders in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally, and by general equitable principles affecting the availability of equitable relief.

4.3           No Violation; Consents.

(a)           Neither the execution and delivery of this Agreement or the other Closing Documents, nor the consummation by the Stockholders or NDS of the transactions contemplated hereby and thereby (i) will violate any statute, law, rule, regulation, order, writ, injunction or decree of any court or administrative agency, regulatory agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) applicable to the Stockholders or NDS, (ii) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in or allow the creation of any lien, security interest, charge or encumbrance upon any of the assets of NDS, under any term or provision of (x) the Articles of Incorporation or Bylaws of NDS or (y) any contract, commitment, understanding, arrangement, agreement, or restriction of any kind or character to which the Stockholders or NDS is a party, or by which the Stockholders or NDS, or any of their respective assets or properties may be bound.

(b)           Except for such filings, authorizations, consents, or approvals as may be set forth in Schedule 4.3(b), no consents or approvals of, or filings or registrations with, any court, Governmental Entity, or with any third party are necessary in connection with the execution and delivery by NDS and the Stockholders of this Agreement and the consummation by NDS and the Stockholders of the transaction contemplated hereby, and such execution, delivery, and consummation will not constitute a default (with or without the passage of time and/or the giving of notice) under any contract, agreement, or Lease to which NDS is a party or give the other party to any such contract, agreement, or lease a right of termination.

4.4           Capitalization of NAS.  NDS has 100,000 shares of authorized capital stock consisting of 100,000 shares of common stock, no par value, of which 50,000 shares of common stock are issued and outstanding and no shares are held as treasury shares.  No shares of preferred stock are authorized.  All of the shares of the Stock are validly issued, fully paid and non-assessable.

4.5           Ownership of the Stock.

(a)           The Stockholders are the record and beneficial owners and holders of shares of capital stock set forth after their names on Schedule 1.1 hereto, which is all of the issued and outstanding capital stock of NDS, all of which is held free and clear of all liens, encumbrances, charges, and assessments of any nature.  The Stock is not subject to any restrictions with respect to transferability.  The Stockholders have full power and authority to assign and transfer the Stock to Buyer in accordance with the terms of this Agreement without obtaining the consent or approval of any other Person or Governmental Entity, and the delivery of the Stock to Buyer pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind.  The Stockholders acquired all the Stock from NDS.

(b)           There are no outstanding warrants, options, contracts, calls, commitments, agreements, or demands of any character relating to the Stock, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of NDS, and there are no commitments to issue such securities or instruments.

(c)           The Stockholders do not have any claim against, nor is any Stockholder a creditor of, NDS, except for accrued and unpaid compensation in amounts not to exceed those set forth in Schedule 4.5(c).

4.6           Netcom Data Corp.  Netcom Data Corp. (“NDC”) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all requisite power and authority to carry on its business as now being conducted and to own, lease, and operate its properties where such properties and assets are now owned, leased, or operated.  Accurate and complete copies of the Articles of Incorporation and Bylaws of NDC, and all amendments thereto, have been delivered by the Stockholders to the Buyer.  NDC has not been known by any other corporate name since its inception nor has it sold inventory under any other name, nor has it been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any business or person during the period since its inception.  NDC is duly qualified and licensed to do business as a foreign corporation and in good standing in each jurisdiction where the ownership or operation of its properties or the conduct of its business requires qualification.  Each such jurisdiction is set forth in Schedule 4.6.  NDC has no direct or indirect subsidiaries or any direct or indirect interest by stock ownership or otherwise in any corporation, partnership, joint venture, association, organization, business enterprise, limited liability company, or other entity.  NDC has 250 shares of Common Stock outstanding, all of which are owned by NDS, free and clear of all liens, encumbrances, charges, and assessments of any nature.  NDC has no other outstanding shares of common stock, preferred stock, or other equity securities, has no outstanding warrants, options, contracts, calls, commitments, agreements, or demands of any character relating to its stock, has no outstanding securities or other instruments convertible into or exchangeable for shares its stock and has no commitments to issue such securities or instruments.  The Stockholders and NDS make the same representations and warranties with respect to NDC as they make with respect to NDS under Sections 4.7 through 4.30 of this Agreement with any items set forth in the Schedules under such Sections to indicate whether they refer to NDS or NDC.

4.7           Financial Statements.

(a)           The Stockholders have delivered to Buyer audited balance sheets of NDS as of December 31, 2006 and December 31, 2007, and the related audited statements of income, changes in stockholders’ equity, and cash flow for the year-end December 31, 2006, and December 31, 2007, together with the report thereon of Forbes & Company, PC, independent certified public accountants (the “Financial Statements”).

(b)           The Financial Statements and notes are complete and correct, are prepared in accordance with GAAP, and fairly present the financial condition and results of operations, changes in stockholders’ equity and cash flow of NDS as at the respective dates of, and for the periods referred to in, the Financial Statements and reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.  No financial statements of any Person other than NDS are required by GAAP to be included in the Financial Statements of NDS.

4.8           No Undisclosed Liabilities.  Except as reflected in the Financial Statements and except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007, NDS does not have any material obligation or liability, whether absolute, accrued, contingent or otherwise.  There are no facts in existence that might reasonably serve as the basis for any liability or obligation of NDS that is not fully disclosed in this Agreement and the Schedules thereto.   NDS has not received any notice from any trade creditors or others that delinquency on payment obligations has become or will become the basis for termination of any business relationships.

4.9           Interim Operations.  Since December 31, 2007 (the “Financial Statement Date”), the Business of NDS has been conducted only in the ordinary and usual course of business consistent with past practice.  Without limiting the generality of the foregoing, except as reflected in the Financial Statements, NDS has not since the December 31, 2007, Financial Statement Date:

(a)           suffered any material adverse change in financial condition, business, assets, operations, or prospects, or suffered any uninsured casualty loss or damage with respect to any of its assets in excess of $20,000 in the aggregate;

(b)           sold, transferred, or otherwise disposed of any of its properties or assets except in the ordinary and usual course of business and consistent with past practice;

(c)           paid any dividend or made any distribution with respect to the Stock;

(d)           made any change in any method of accounting or accounting principle; or

(e)	failed to maintain its books, accounts and records in its usual, regular and ordinary manner and in accordance with GAAP consistently applied.

4.10        Compliance with Laws.

(a)           Compliance.  NDS is in compliance with all Laws applicable to the Business, except for such noncompliance that does not, individually or in the aggregate, have a Material Adverse

Effect.  All material reports and returns required by law to be filed by NDS with any Governmental Entity on or before the date hereof have been filed.  NDS has never received any notice from any Governmental Entity claiming violation of any Laws.  NDS has complied with all applicable state and federal securities Laws in connection with the sale or resale of all equity interests in NDS.  The Stockholders do not know of any reason why NDS will not or may not be able to continue the Business, as presently conducted or as proposed to be conducted after the Closing.

(b)           Licenses and Permits. NDS has all material governmental licenses and permits required for the conduct of the Business as currently conducted and is in compliance in all material respects with all such permits and licenses.  All such licenses and permits are described in Schedule 4.10(b) and are in full force and effect.

4.11         Environmental Matters.

(a)           There have not been any activities, events or conditions in, on or under NDS Real Property or any other real property which has been owned, leased, occupied or under the control of NDS (for purposes of this Section 4.11, collectively, the “Real Property”) at any time the Real Property was owned, leased, occupied, or controlled by NDS or at any time prior thereto, involving the presence, handling, use, generation, treatment, storage, or disposal of any Hazardous Substances in violation of, or subject to any unsatisfied material liability under, applicable Environmental Laws.

(b)           There have not been any Releases or threatened Releases of any Hazardous Substances at, to or from any of the Real Property (including without limitation any such Releases at any other property of any Hazardous Substances generated by NDS at any time since the Real Property has been owned, leased, occupied, or controlled by NDS) or at any time prior thereto that (i) is or was in material violation of applicable Environmental Law to the extent that such Environmental Laws provide applicable standards defining acceptable levels of Hazardous Substances; (ii) in the absence of such applicable standards, could reasonably be expected to give rise to an action to compel an investigation or cleanup or to pay civil administrative fines, penalties or other damages; or (iii) could reasonably be expected to result in the imposition of a lien or claim being attached to any Real Property that could have a Material Adverse Effect on NDS.

(c)           (i) NDS has been at all times and is now in compliance with all, and has not received notice that it is otherwise subject to any unsatisfied liability under any, Environmental Laws; (ii) there is no pending or threatened litigation, investigation or enforcement action, administrative order or notice of violation brought under any Environmental Law concerning any of NDS’ operations or the Real Property; and (iii) NDS has not received any unsatisfied request for information, notice of claim, demand or other notification or allegation that it is or may be potentially responsible for any threatened or actual Release of Hazardous Substances.

(d)           None of the Real Property is listed, or proposed for listing on the National Priority List pursuant to CERCLA or any inventory or similar list of hazardous waste disposal sites maintained by any state or local agency, for which NDS has received notice that it is considered to be a potentially responsible party or otherwise may face liability.

(e)           Schedule 4.11 contains a complete list of all environmental audits or reports regarding the Real Property since formation of NDS, and the Stockholders have made copies of all such audits or reports available to Buyer.

4.12       Title to and Condition of Properties.

(a)           Real Property.  NDS does not own any real property.  NDS has delivered to Buyer a true and correct copy of and Schedule 4.12(a) sets forth a description of, each lease of real property to which NDS is a party (the “Leases”).  Each Lease is valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by NDS under any Lease.  NDS has not assigned, subleased, or conveyed any interest in any Lease or the premises covered thereby to any third party.  All the buildings, fixtures, and leasehold improvements used by NDS in the Business are located on the Real Property.  The improvements on the Real Property are not in violation of any applicable Laws or similar regulatory requirements or zoning requirements, the violation of which would in any way impair the use of any such improvement in the manner presently used by NDS.  No claim of adverse possession is pending or, to the Stockholders’ or NDS’ knowledge, threatened against any portion of the Real Property.  The rights and privileges of NDS under the Leases are sufficient to permit NDS to conduct the Business as currently conducted.  No consent of a landlord or any other consent is required under any of the Leases in connection with the consummation of the transactions contemplated by this Agreement and such consummation will not constitute a default under (with or without the passage of time and/or the giving of notice) or give a landlord the right to terminate any of the Leases.

(b)           Personal Property.  NDS has good and marketable title to or holds valid leasehold interests in all equipment, machinery, furniture, fixtures and other tangible personal property listed on Schedule 4.12(b), and such property constitutes all of the personal property currently in existence which is being used in connection with the Business.  All of such personal property is located at the Real Property and reflected on the Financial Statements. None of such personal property is subject to any lien, encumbrance or security interest or to any contract of sale, except inventory to be disposed of in the ordinary course of business consistent with past practice.  The equipment, machinery, furniture and fixtures used or necessary in the operation of the Business of NDS (i) are not subject to any commitment or arrangement for their use by any Person other than NDS, (ii) are in good operating condition and repair, reasonable wear and tear excepted, and (iii) are usable for the purposes for which they are intended.  NDS holds valid and binding lease agreements for all personal property that is used in and material to the business of NDS and that is not owned by NDS.

 (c)           No Condemnation or Expropriation.  Neither the whole nor any portion of any property or assets of NDS or the Real Property is subject to any governmental decree or order directing or authorizing the sale, condemnation, expropriation or other taking of such property or assets by any Governmental Entity, with or without payment of compensation therefore, nor, to the knowledge of NDS, is any such governmental action threatened.

4.13        Contracts and Commitments.

(a)           Real Property Leases.  Except for the Leases, which are described in Schedule 4.13(a), NDS is not a party to any lease of real property, whether as lessor or lessee.

(b)           Material Contracts.  Schedule 4.13(b) contains a complete list of all leases of personal property and all Contracts (other than Agent Contracts referred to in Section 4.13(d)) to which NDS is a party of any nature:  (i) that involve consideration or other expenditures in excess of $5,000; (ii) that require performance over a period of more than thirty (30) days; (iii) that are so burdensome as to have a Material Adverse Effect; or (iv) that are otherwise material to the Business of NDS.  Each Contract listed on Schedule 4.13(b) is in full force and effect and is a legal, valid, and binding contract of NDS.  NDS does not have any present expectation or intention of not fully performing any material obligation of any Contract listed on Schedule 4.13(b).

(c)           Purchase Commitments. NDS has no purchase commitments for inventory items or supplies other than in the ordinary course of NDS’s Business.

(d)           Agent Contracts.  Schedule 4.13(d) contains a correct and current list of all contracts between NDS and independent sales organizations and independent sales agents (“Agent Contracts”).  Each Agent Contract listed on Schedule 4.13(d) is in full force and effect and is a legal, valid, and binding contract of NDS and the other party(ies) (“Sub-Agents”) thereto.  Except as indicated Schedule 4.13(d), NDS has no information and is not aware of any facts indicating that any of these Sub-Agents intend to cease doing business with NDS or materially alter the amount of the business that they are presently doing with NDS.  NDS shall provide copies of all new Agent Contracts entered into after the date hereof and prior to Closing and all such new Agent Contracts shall be added to Schedule 4.13(d) as of the Closing Date. Except for the Agent Contracts listed on Schedule 4.13(d), NDS has no forward obligations under consulting or other service agreements or contracts with independent sales organizations or sales agents.

(e)           Powers of Attorney.  NDS has not given a power of attorney, which is currently in effect, to any Person for any purpose whatsoever.

(f)           Contracts with Affiliates.  NDS does not have any Contract with any Affiliate that is not cancelable by NDS on notice of not longer than thirty (30) days, without liability, penalty or premium of any nature or kind.

(g)           Contracts With Employees; Best Efforts.  NDS does not have any collective bargaining or employment agreements, non-disclosure or non-competition agreements, or any agreements that contain any severance or termination pay, liabilities, or obligations, or any bonus, vacation, deferred compensation, stock purchase, stock option, profit sharing, pension, retirement, or other Employee Benefit Plans not otherwise disclosed in the December 31, 2007, Financial Statements, a copy of which has been delivered to Buyer.  The Stockholders shall use his best efforts to assist Buyer to retain the employment by NDS of those key employees desired by Buyer, including Bill Plummer, Michael Plummer, and Beverly Plummer.

(h)           Contracts Subject to Renegotiation or Termination.  NDS is not a party to any Contract that is subject to renegotiation or as to which NDS or the Stockholders have been advised that the Contract will be terminated.

(i)           Loan Agreements and Guarantees.  Except as set forth on Schedule 4.13(i), NDS is not obligated under any loan agreement, promissory note or other evidence of indebtedness as a signatory, guarantor or otherwise and has not otherwise guaranteed the performance by any person or entity of the obligations of such person or entity under any Contract or other agreement.

(j)           Joint Ventures.  NDS is not a party to any joint venture contract, partnership arrangement, or other agreement involving a sharing of profits, losses, costs or liabilities by NDS with any other party.

(k)           Restrictive Covenants.  NDS is not a party to any Contract containing covenants that in any way purport to restrict NDS’ business activity or purport to limit the freedom of NDS to engage in any line of business or to compete with any person.

(l)            No Default.  NDS is not in default under the Leases, any other material lease, or any Contract, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by NDS, or cause the acceleration of any of NDS’ obligations thereunder, or result in the creation of any material lien, encumbrance or restriction on any of the assets of NDS.  To the knowledge of the Stockholders or NDS, no third party is in default under any material lease or Contract to which NDS is a party, nor has any event occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

4.14        Labor Matters.  NDS has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business.  The Stockholders and NDS represent and warrant that: (a) there is no unfair labor practice charge or complaint against NDS pending before the National Labor Relations Board or any Governmental Entity; (b) there is no labor strike, dispute, written request for representation, slowdown, or stoppage currently pending or threatened against NDS (including without limitation any organizational drive); (c) no written inquiry concerning representation of NDS employees has been received by NDS and the Stockholders have no knowledge of any questions having been raised with respect thereto; (d) there is no labor grievance which, if determined adversely to NDS could have a Material Adverse Effect; (e) no arbitration proceeding arising out of or under any collective bargaining agreement to which NDS is a party is pending, nor do the Stockholders have any knowledge of any basis therefore; and (f) there are no administrative charges or court complaints against NDS concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency.

4.15       Employee Benefit Plans.

(a)           Schedule 4.15 sets forth a true and complete list of all written and oral Employee Benefit Plans to which NDS is a party, or under which NDS has any obligations, present or future (other than obligations to pay current wages, salaries, or sales commissions terminable on notice of thirty (30) days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees, or sales representatives (whether or not employees) of NDS, or their beneficiaries.  NDS has delivered or made available to Buyer true and complete copies of all documents, as they may have been amended to the date hereof, embodying the terms of the Employee Benefit Plans.

(b)           Except for the Employee Benefit Plans identified in Schedule 4.15, no Employee Benefit Plan is an “employee pension benefit plan,” “employee welfare benefit plan” or “employee benefit plan” within the meaning of Sections 3(1), 3(2) and 3(3) of ERISA.  Except as set forth on Schedule 4.15, no Employee Benefit Plan which the Stockholders or any ERISA Affiliate (as hereinafter defined) has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the Code.  For purposes of this Section 4.15, the term “ERISA Affiliate” shall mean a trade or business (whether or not incorporated) which is under common control with NDS within the meaning of Sections 414(b) and 414(c) of the Code or the regulations promulgated thereunder.

(c)           NDS is not a “leasing organization” within the meaning of Section 414(n)(2)(A) and has not under the Code maintained a plan, in its capacity as a leasing organization, that meets the safe harbor requirements of Section 414(n)(5) of the Code, and NDS has not made any representations (including oral representations) with respect to the existence of such a plan to any customers, clients, employees, or any other Person. NDS does not maintain nor has maintained any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(d)           Each Employee Benefit Plan described on Schedule 4.15 is in full force and effect, is being maintained in all material respects in accordance with its terms and there are no material actions, suits, or claims pending (other than routine claims for benefits), or, to the best of NDS’ or Stockholders’ knowledge, threatened, against any Employee Benefit Plan or against NDS, administrators, fiduciaries, accountants, actuaries, attorneys, or other third-party service providers (collectively, the “Service Providers”) with respect to an Employee Benefit Plan.  NDS and the Service Providers have performed all material obligations required to be performed by them under, and are not in default under or in violation of, any Employee Benefit Plan, in any material respect, and NDS and the Service Providers are in compliance in all material respects with all Laws applicable to the Employee Benefit Plans, including, without limitation, ERISA and the Code.  With respect to each Employee Benefit Plan, NDS has delivered or made available to Buyer true and complete copies of the following documents where applicable:  (i) the most recent annual report (Form 5500 series) and accompanying schedules filed with the IRS, and any financial statement and opinion required by Section 103(a)(3) of ERISA; (ii) the most recent determination letter issued by the IRS and any pending request for a determination letter; (iii) the most recent summary plan description and all modifications; and (iv) the text of each Employee Benefit Plan and of any trust, insurance or annuity contract maintained in connection therewith.  Neither NDS nor any other “party-in-interest”, as defined in Section 3(14) of ERISA, has engaged in any “prohibited transaction,” as defined in Section 406 of ERISA, which could subject any Employee Benefit Plan, NDS, the Stockholders or Buyer, or any officer, director, partner or employee of NDS or Buyer, or any fiduciary of any Employee Benefit Plan to a material penalty or excise tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

(e)           NDS is not a party to any agreement to provide nor does it have an obligation to provide (except pursuant to Section 162(k) of the Code with respect to tax years beginning before January 1, 1989 and Section 4980B of the Code thereafter) any individual with any retirement, medical or life insurance benefit following his or her retirement, death or termination of employment. NDS and all ERISA Affiliates have complied in all material respects with all their obligations under Section 162(k) and Section 4980B of the Code.

(f)           Neither NDS, the Stockholders, any Employee Benefit Plan or Service Provider has breached any obligation to any plan participant, beneficiary or other Person under any provision of ERISA or any other applicable legal requirements to pay benefits with respect to or in connection with any Employee Benefit Plan. NDS is not delinquent or in arrears with respect to any contributions due under any Employee Benefit Plan.

(g)           Each funded Employee Benefit Plan that is a “pension plan” as defined in Section 3(2) of ERISA that is intended to be a qualified plan is qualified under Section 401(a) of the Code, and the trust maintained in connection with such Employee Benefit Plan has received a determination letter from the IRS that its trust is exempt from Tax under Section 501(a) of the Code.  No event has occurred that will or could give rise to disqualification or loss of Tax-exempt status of any such Employee Benefit Plan or trust under Code Sections 401(a) or 501(a).  No event has occurred that could subject any such Employee Benefit Plan to any material Tax under Section 511 of the Code.  Determination letters relating to any required amendments for any law change have been applied for and received within the period prescribed by law for each such required change.

(h)           Each Employee Benefit Plan can be terminated by NDS or Buyer within thirty (30) days following the Closing Date without any additional contribution to such Employee Benefit Plan or the payment of any additional compensation or other amount, without the additional vesting or acceleration or benefits and without the consent of any person or entity other than NDS or Buyer.

(i)           Each employee welfare benefit plan within the meaning of Section 3(1) of ERISA intended to meet the requirements for tax-favored treatment under the Code has met such requirements.

4.16       Employee Compensation.  Schedule 4.16 contains a true and complete list of the employees of NDS as of the date of this Agreement, together with, to the extent applicable, (i) the current hourly rate of compensation for hourly employees, (ii) the current rate of compensation for salaried employees, (iii) the current titles of each such employee; and (iv) any changes in compensation since inception.  No other Person, other than accountants, attorneys, franchisees, independent contractors and distributors, regularly performs compensable services relating to the Business.  The Stockholders have delivered to Buyer true and correct copies of NDS’ current written employee policies and practices (including without limitation any employee handbook).

4.17       Intellectual Property.  Schedule 4.17 lists all patents, patent applications, trade names, trademarks, trademark registrations and applications, service marks, copyrights, and copyright registrations and applications, domestic or foreign (collectively, “Intellectual Property”) owned, possessed, used or held (under license or otherwise) by NDS, in each case free and clear of all liens and encumbrances.  NDS has not granted any license, made any assignment, or entered into any agreement with respect to, or otherwise consented in writing to the use by any other person of, any Intellectual Property right listed on Schedule 4.17, nor does NDS pay any royalties or other consideration for the right to use any Intellectual Property of others.  There are no inquiries, investigations, claims or litigation challenging or threatening to challenge NDS’ right, title and interest in and to its Intellectual Property or its continued use and right to preclude others from using any of such Intellectual Property.  There are no inquiries, investigations, claims or litigation alleging, nor any judgments holding, that the activities of NDS constitute an infringement of any intellectual property right of a third party.

4.18       Major Customers.

(a)           Schedule 4.18 contains a list of the ten (10) largest customers of NDS for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales or services), showing the total dollar amount of net sales or services to each such customer during each such year.

(b)           Neither the Stockholders nor NDS has received any written or oral notice from any customer of NDS listed in Schedule 4.18 stating that such customer of NDS intends to limit its business or cease to be a customer of NDS after the Closing Date.

4.19        Related Person Indebtedness.

(a)           Neither the Stockholders nor any Affiliate of the Stockholders has any direct or indirect interest (except through the ownership of securities listed on a national securities exchange) in (i) any Person which does business, or is in competition, with NDS, or (ii) any property, asset or right which is used by NDS in the conduct of its Business.

(b)           Schedule 4.19(b) contains a list of (i) all obligations to NDS of the Stockholders or any Affiliate, and (ii) all obligations of NDS to the Stockholders or any Affiliate.

4.20        Brokers or Finders.  Neither the Stockholders, NDS, nor any person acting on their behalf has employed any broker or finder or consultant, or has incurred any obligation or liability for any brokerage fees, commissions, finders’ fees or consultants’ fees in connection with the transactions contemplated by this Agreement, and no Person has or will have any right, interest or valid claim against or upon Buyer or NDS for any such fee or commission.

4.21        Insurance.

(a)           Schedule 4.21 contains an accurate and complete description of all policies of property, fire and casualty, general liability, auto, workers’ compensation, and other forms of insurance owned or held by NDS.  Copies of such policies have been provided to Buyer.

(b)           All policies described in Schedule 4.21(i) are sufficient for compliance in all material respects with all requirements of law and of all applicable agreements to which NDS is a party or by which NDS is bound, (ii) are valid, outstanding, and enforceable policies, (iii) provide adequate insurance coverage for the assets and the operations of NDS for all material risks normally insured against by a person or entity carrying on the same business or businesses as NDS, and (iv) will not in any way be affected by, terminate, or lapse by reason of, the transactions contemplated by this Agreement.  NDS is not in default with respect to any provision contained in any of the policies described in Schedule 4.21 and has not failed to give any notice or present any claim under any of such insurance policies in a due and timely fashion.

(c)           Neither the Stockholders nor NDS has received, (i) any notice of cancellation of any policy described in Schedule 4.21 or refusal of coverage thereunder, (ii) any notice from any insurance carrier denying or disputing any claim made by NDS, the coverage for any claim or the amount of any claim, (iii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iv) any other indication (oral or written) that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

4.22        Tax Matters.

(a)           (i) All Tax Returns with respect to Taxes that are required to be filed by or with respect to NDS on or before the Closing Date have been or will be duly filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects, (ii) all Taxes due from or in respect of NDS for the periods covered by the Tax Returns referred to in clause (i) have been or will be paid in full on or before the Closing Date and NDS has made or will make all payments of estimated Taxes required to be made on or before the Closing Date, (iii) all deficiencies asserted or assessments made on or before the Closing Date as a result of examinations by federal, state, material local or foreign taxing authorities have been or will be paid in full on or before the Closing Date and (iv) no issues that have been raised by the United State Internal Revenue Service or any other taxing authority in connection with the examination of any of the returns or reports referred to in clause (i) are currently pending.

(b)           With respect to all periods through the most recently completed fiscal quarter of NDS for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, NDS has made due and sufficient current accruals for such Taxes in accordance with GAAP, and such current accruals are duly and fully provided for in the Financial Statements.

(c)           As of the Closing Date, NDS will not be a party to, will not be bound by, and will have no obligation under, any tax sharing agreement or contract.

(d)           (i) NDS is not currently the beneficiary of any extension of time within which to file any Tax Return, (ii) to NDS’ knowledge, no claim has ever been made by an authority in a jurisdiction where NDS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (iii) NDS is subject to income tax only with respect to the United States and the jurisdictions where it conducts business as set forth in Schedule 4.1(b), (iv) there are no security interests on any of the assets of NDS that arose in connection with any failure (or alleged failure) to pay any Tax, and (v) no Tax liability will be incurred by NDS as a result of the transactions contemplated by this Agreement.

(e)           NDS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f)           NDS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)           NDS has no liability for the Taxes of any Person other than NDS (i) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

4.23        No Litigation.

(a)           Except as set forth in Schedule 4.23, there are no lawsuits, actions, proceedings, inquiries, claims, orders, or investigations by or before any court or governmental or other regulatory agency or commission (including actions or proceedings seeking injunctive relief) pending or, to the knowledge of the Stockholders or NDS, threatened against the Stockholders or

NDS, before any court, administrative or regulatory body, or any Governmental Entity.  None of the matters set forth on Schedule 4.23, if any, individually or in the aggregate, will have or could reasonably be expected to have a Material Adverse Effect.

(b)           There are no lawsuits, actions, proceedings, inquiries, claims, orders, or investigations by or before any court or governmental or other regulatory agency or commission (including actions or proceedings seeking injunctive relief) pending or, to the Stockholders’ or NDS’ knowledge, threatened against the Stockholders or NDS and there are no facts or circumstances known to the Stockholders or NDS that could result in a claim for damages or equitable relief that, if decided adversely, could, individually or in the aggregate, materially impair the ability of the Stockholders or NDS to perform its obligations under this Agreement.

4.24        Certain Payments.  Neither the Stockholders, NDS nor any director, officer, agent, or employee of NDS has and no other Person associated with or acting for or on behalf of NDS has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff influence payment, kickback, or other payment to any Person, private or public, regardless of form whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained for or in respect of NDS or any Affiliate of NDS or (b) established or maintained any fund or asset that has not been recorded in the books of NDS.

4.25        Corporate Records.  The minute books, stock certificate books, and stock transfer ledgers of NDS are complete and accurate in all material respects and reflect all those transactions and corporate acts that properly should have been set forth therein, including but not limited to records of all formal meetings of, and corporate action taken by, the stockholders and directors of NDS.  No meetings of such stockholders and directors have been held for which minutes have not been prepared and are not contained in such minute books.

4.26        Absence of Certain Changes or Events.  Except as set forth in Schedule 4.26, there has not been any Material Adverse Effect on NDS (including without limitation any loss of employees or customers that has had a Material Adverse Effect, or that is reasonably likely to have a Material Adverse Effect, on NDS) and, to the best knowledge of the Stockholders or NDS, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect on NDS in the future.

4.27        Accounts Receivable.  All accounts receivable of NDS are valid, represent sales actually made in the ordinary course of business, and to the best knowledge of the Stockholders, will be collectible net of any reserves shown on the Financials Statements.

4.28        Agreements with Regulatory Agencies.  NDS is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding, commitment letter, suspension order, or similar undertaking (each a “Regulatory Agreement”) with any regulatory agency or any other Governmental Entity that restricts the conduct of its business in any material respect, nor has NDS been notified by any regulatory agency or any other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.29        Disclosure.  No representation or warranty of the Stockholders or NDS contained in this Agreement or fact disclosed in the Schedules hereto contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  No information material to NDS, the Business, or the transaction which is necessary to make Stockholders’ or NDS’ representations and warranties contained herein not misleading, has been withheld from, or has not been delivered in writing to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Stockholders as follows:

5.1           Corporate Organization and Qualification.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer.  The Certificate of Incorporation and Bylaws of Buyer, copies of which have previously been delivered to NDS, are true and complete copies of such documents as in effect as of the date of this Agreement.

5.2           Authority.  Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.  No corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution, and delivery by NDS and the Stockholders) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium, or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3           No Violations.  Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of the  Certificate of Incorporation or Bylaws of Buyer, or (ii)(x) violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to the Buyer or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge, or other encumbrance upon any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Buyer is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Buyer.

5.4           Broker’s Fees.  Neither Buyer nor any of its members or officers have employed any broker or finder or incurred any liability for any broker’s fee, commission, or finder’s fee in connection with any of the transactions contemplated by this Agreement.

5.5           Capitalization of Buyer.  Buyer has 75,000,000 shares of authorized capital stock consisting of 75,000,000 shares of common stock, $.001 par value, of which 18,291,667 shares of common stock are issued and outstanding, and no shares are held as treasury shares.  No shares of preferred stock are authorized.  Buyer currently intends to have a 1-for-8 reverse stock split of its stock, occur after the Closing hereunder, but the number of shares of Issued Stock that will be issued at the Closing will not be affected, and will be adjusted the same as all outstanding shares of common stock when and if the reverse split occurs.

5.5           Disclosure.  No representation or warranty of Buyer contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading.  No information material to the transaction and which is necessary to make Buyer’s representations and warranties contained herein not misleading, has been withheld from, or has not been delivered in writing to NDS or the Stockholders.

ARTICLE VI

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder represents and warrants to Buyer as follows:

(a)           Each Stockholder is the record and beneficial owners and holders of shares of capital stock set forth after his name on Schedule 1.1 hereto, which is all of the issued and outstanding capital stock of NDS, all of which is held free and clear of all liens, encumbrances, charges and assessments of any nature.  The Stock is not subject to any restrictions with respect to transferability.  Each Stockholder has full power and authority to assign and transfer the Stock to Buyer in accordance with the terms of this Agreement without obtaining the consent or approval of any other Person or Governmental Entity, and the delivery of the Stock to Buyer pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind.  Each Stockholder acquired all the Stock from NDS.

(b)           There are no outstanding warrants, options, contracts, calls, commitments, agreements, or demands of any character relating to the Stock, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of NDS, and there are no commitments to issue such securities or instruments.

(c)           Each Stockholder does not have any claim against, nor is any Stockholder a creditor of, NDS, except for accrued and unpaid compensation in amounts not to exceed those set forth in Schedule 4.5(c).

(d)           This Agreement has been duly executed and delivered by each Stockholder (assuming due authorization, execution and delivery by the other parties hereto) and constitutes, and the other Closing Documents when executed and delivered will constitute, valid and binding obligations of each Stockholder, and enforceable against each Stockholder in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)           Each Stockholder is acquiring the Issued Stock and Note (collectively, “Securities”) for his own account for investment and not with a view to, or for sale in connection with, any distribution of any thereof and with no present intention of disposing of any thereof.  Each Stockholder acknowledges that the Securities have not been registered under the Securities Act of 1933, as amended (“Securities Act”) or qualified under applicable state securities laws and confirms to the Buyer that he understands the restrictions on resale of the Securities imposed by such laws, including Rule 144 promulgated under the Securities Act and that the Securities may only be sold in limited circumstances.

(f)           Notwithstanding the provisions of subsection (e), a Stockholder may transfer the Securities in compliance with the provisions of the Securities Act (including Rule 144 promulgated thereunder) and any applicable provision of state law.  Prior to any transfer of the Securities otherwise than in an offering registered under the Securities Act, the Stockholder will notify the Buyer of its intention to effect such transfer, indicating the circumstances of the proposed transfer and, if reasonably requested by the Buyer, furnish the Buyer with an opinion of its counsel, in form and substance reasonably satisfactory to counsel for the Stockholder, to the effect that the proposed transfer may be made without registration under the Securities Act or qualification under any applicable state securities law.  The Buyer will promptly notify the Stockholder if the opinion of counsel furnished to the Buyer is reasonably satisfactory to counsel for the Buyer.

(g)           Each Stockholder understands that the Buyer will place the following legend and any other legend required by law on the Issued Stock:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF LEGAL COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

The Buyer shall, upon the request of any holder of a certificate for the Issued Stock bearing the foregoing legend and the surrender of such certificate, issue a new stock certificate without the foregoing legend if (i) the stock evidenced by such certificate has been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration, or (ii) such holder shall have delivered to the Buyer a written legal opinion reasonably acceptable to the Buyer to the effect that the restrictions set forth herein are no longer required or necessary under any federal or state law or regulation.

(h)           Each Stockholder is an “Accredited Investor” under the Securities Act.  Each Stockholder has such knowledge and experience in financial and business matters that he is capable of evaluating the risks of his investment in securities of the Buyer and is able to bear the economic risks of such investment.  Each Stockholder believes he has received all information he considers necessary or appropriate for deciding whether to acquire the Securities.  Each Stockholder has had an opportunity to ask questions and receive answers from the Buyer regarding this investment and believes he has made an informed judgment with respect to his investment in securities of the Buyer.  Each Stockholder acknowledges that he has been informed that the Buyer desires to raise approximately $7.5 million through a private offering and to have a reverse split of its stock subsequent to the Closing.  Buyer also intends to acquire (will cause NDS to acquire ) or on or after the Closing, the LaSalle Bank portfolio from Net Com Data Corp of N.Y. (“Net Com NY”) which includes shared accounts with NDS (currently being paid to American Timeshare Associates, Inc.) and the LaSalle Bank portfolio owned solely by Net Com NY, plus the shared Global Payment portfolio which is currently paid to American Timeshare Associates, Inc., for approximately $2,275,000.00 cash, plus approximately 3,200,000 shares of common stock (with a portion of the cash and shares to be subject to earn-out and with the number of shares to be will be proportionately adjusted downward if the reverse split occurs).  Each Stockholder acknowledges that these transactions are still being negotiated and there is no guaranty that any or all of these transactions will take place or will take place on the terms described.

ARTICLE VII

COVENANTS OF NDS AND STOCKHOLDERS

7.1           Conduct of the Business Pending Closing.  NDS and the Stockholders agree that from the date hereof until the earlier of (i) the Closing Date, or (ii) termination of the Agreement, except as otherwise approved in writing by Buyer:

(a)           Conduct of Business in Normal Course.  NDS shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by NDS as of the date of this Agreement.

(b)           Preservation of Business and Relationships.  NDS shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Buyer its present officers and employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

(c)           No Asset acquisition or Disposition.  NDS will make no material acquisition or disposition of assets, nor incur any additional indebtedness, nor enter into any Contract not in the ordinary course of business or as permitted by Section 7.1(e), without the prior approval of Buyer.

(d)           Liens.  NDS shall not create and shall not permit any third party to create any liens, encumbrances and shall conduct the Business only in the normal course generally consistent with past practice.

(e)           Contracts.  Except as provided as Section 7.3, NDS shall not enter into or maintain any other vendor relationships for the purposes of providing credit card or ACH processing services unless approved by Buyer.  NDS may enter into Agent Contracts with Sub-Agents which are assignable to Buyer at Closing and that are substantially on the form attached hereto as Exhibit D.  On the date of this Agreement, NDS has provided to Buyer copies of all Agent Contracts.  NDS shall provide copies of all new Agent Contracts entered into after the date hereof and prior to Closing.

(f)           Obligations.  NDS shall continue to meet the contractual obligations of, and to pay non-contested obligations relating to, the Business as they mature in the normal course. NDS shall be obligated to pay or otherwise satisfy in the ordinary course all of the trade payables of the Business and shall fully pay or cause to be paid or otherwise satisfied all other claims or liabilities relating to the assets or the Business incurred through the Closing Date.

(g)           Suppliers.  NDS shall use commercially reasonable efforts to maintain the business relations of NDS with its suppliers, customers and others with whom it has business relations relating to the Business generally consistent with past practice.

(h)           Employee Plans. NDS shall not increase, terminate, amend, or otherwise modify any Employee Benefit Plan nor enter into any employment or severance agreement with any director, officer, or other employee of NDS.

(i)           Salaries.  NDS shall not give any increases in the rates of salary or other compensation payable to employees, directors, consultants, advisors, or agents.

(j)           Dividends.  NDS shall not pay any dividend or make any other distribution in respect of its capital stock; not redeem, purchase or otherwise acquire any of its own capital stock; not grant any options on its equity; not issue or in any way dispose of any shares of its own capital stock.

7.2           No Negotiations/Solicitations.  NDS and the Stockholders shall not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective purchaser, or commence or conduct presently ongoing negotiations with any other party, or enter into any agreement with any other party concerning the sale of the Stock, NDS, NDS Business or assets, or any part thereof (an “Acquisition Proposal”); and NDS shall promptly notify Buyer of the receipt of any Acquisition Proposal and the terms thereof, provided that NDS shall be under no obligation to disclose to Buyer the identity of the author of any such Acquisition Proposal.  The Stockholders shall not dispose of any interest the Stock except pursuant to this Agreement, as the same may be amended and in affect from time to time.

7.3           Agent Contracts.  NDS and UES have executed and delivered a Master Agency Agreement, such agreement shall be effective and enforceable at all times from the date hereof to and including the Closing Date pursuant to which NDS shall agree to exclusively use UES as the sole provider of ACH services offered to Sub-Agents or other sales channels.

7.4           Due Diligence.

(a)           During the period from the date hereof to the Closing Date, the Stockholders and NDS shall give Buyer, its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all information, financial or otherwise, regarding NDS’ facilities, assets, liabilities, properties, books, records, contracts, key customers, prospects, marketing efforts and employees and all such other information and data concerning NDS and its operations as Buyer may reasonably request.  Subject to Section 7.4(d), the Stockholders and NDS shall cause the directors, officers, employees, accountants, and other agents and representatives (collectively, “Representatives”) of NDS to cooperate fully with Buyer and Buyer’s Representatives in connection with Buyer’s due diligence investigation of NDS.

(b)           The Stockholders shall immediately notify Buyer of any action or event which would have a Material Adverse Effect.

(c)           Buyer shall be under no obligation to continue with its due diligence investigation if, at any time, the results of its due diligence investigation are not satisfactory to Buyer for any reason in its sole discretion.

(d)           Any investigation conducted by Buyer pursuant to this Section 7.4 shall be so conducted as not to interfere unreasonably with the business operations of NDS and the relationships of NDS with its employees, customers and suppliers.

(e)           No such due diligence investigation by Buyer shall affect or be deemed to modify any representation or warranty made by the Stockholders or NDS.

(f)           In addition to any other confidentiality covenants and obligations imposed under this Agreement, the parties agree to comply with the confidentiality agreement dated as of August 1, 2007, between Buyer and NDS (the “Confidentiality Agreement”), which is incorporated herein by reference.

7.5           Disclosures and Announcements.  Except as required by applicable law, no press releases or filings shall be made by any party without the prior written approval of the other party.  All notices to third-parties, including but not limited to, regulatory authorities, customers, vendors and landlords, concerning this Agreement or the transactions contemplated hereby shall be jointly planned and coordinated by the parties hereto. Except as required by applicable law, NDS and Buyer shall not give notice to third parties or otherwise make any disclosure, public statement or releases concerning this Agreement or the transactions contemplated hereby except with the express written consent of the other party.  NDS acknowledges and affirms that it has no legal or regulatory obligation to disclose the existence of this Agreement or the proposed transaction, except to those Persons set forth on Schedule 4.3(b).

7.6           Consents.  The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement.  Buyer and NDS shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to NDS or Buyer, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with the others with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  NDS and Buyer shall promptly furnish each other with copies of written communications received by it from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.7           Schedules.  The Stockholders and NDS shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter arising or discovered after the date of execution of this Agreement through the Closing, which matter, if existing or known at the date hereof, would have been required to be set forth or described in the Schedules to this Agreement.

7.8           Accounting and Tax Methods.  NDS will not (i) change any of its methods of accounting in effect at December 31, 2007, other than those required by GAAP, (ii) make or rescind any express or deemed election relating to Taxes, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2006.

7.9           Cooperation on Tax Matters and Transfer of Records.

(a)           The Stockholders shall cooperate fully, as and to the extent reasonably requested by NDS or Buyer in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.  The Stockholders agree to allow NDS to retain all books and records with respect to financial and Tax matters pertinent to NDS.

(b)           With respect to all periods from the most recently completed fiscal quarter of NDS for which Tax Returns were filed through the Closing Date, Buyer shall be responsible for the preparation and filing of any required Tax Return; provided, however, the Stockholders shall cooperate fully (as set forth in Section 7.9(a)) and shall pay the prorated portion of any Taxes due for the period from the most recently completed fiscal quarter of NDS for which Tax Returns were filed through the Closing Date.

7.10           No Inconsistent Actions.

Prior to the Closing Date, except as otherwise permitted by this Agreement, no party will enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in the imposition of any condition or requirement that would materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1           Conditions to Each Party’s Obligation. The respective obligation of each party shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Absence of Suit.  No action, suit, or proceeding before any court or any Governmental Entity shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against Buyer, NDS, or any of their respective Affiliates:  (i) seeking to restrain, prohibit, or enjoin the consummation of the transactions contemplated hereby or to change any of the terms thereof; (ii) questioning the validity, legality, or enforceability of any such transactions; or (iii) seeking damages in connection with any such transactions.

8.2           Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction by NDS and/or the Stockholders or the waiver by Buyer, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Stockholders and NDS set forth in this Agreement, and the statements contained in the Disclosure Schedules or in any other Closing Document delivered by the Stockholders or NDS pursuant to this Agreement, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

(b)           Compliance With Agreement. The Stockholders and NDS shall have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by NDS at or prior to the Closing Date pursuant to the terms of this Agreement, including delivery of the Closing Documents, which shall be in form and substance satisfactory to counsel for Buyer.

(c)           No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under (i) any applicable laws, or (ii) any law that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

(d)           Absence of Liens. At or prior to the Closing, Buyer shall have ordered and received a UCC search report issued by the Secretary of State of the State of incorporation of NDS and the Secretaries of States and the Clerks of Counties from all jurisdictions in which NDS maintains a principal office for the conduct of Business or owns real property indicating that there are no filings under the UCC on file with such office which name NDS as debtor or otherwise indicate any lien on the property or assets of NDS.

(e)           Condition of Assets.  The assets of NDS shall not have been damaged or destroyed if the same would be likely to have a Material Adverse Effect.

(f)           Due Diligence.  NDS shall have completed its due diligence to its satisfaction.

(g)           Interim Operations.  Since the inception of the Business of NDS, NDS’ business shall have been conducted only in the ordinary and usual course consistent with NDS’ past practice.  Without limiting the generality of the foregoing, NDS shall not have since inception:

(i)           suffered any material adverse change in its financial condition, Business, or operations; suffered any material adverse change in the assets of NDS; or

(ii)           sold, transferred, or otherwise disposed of any material portion of the assets of NDS except in the ordinary and usual course of business.

(h)           Consents and Approvals.  All filings required to be made prior to the Closing Date, by NDS or the Stockholders with, and all material consents, approvals, waivers, and authorizations required to be obtained by NDS or the Stockholders prior to the Closing Date from, any Governmental Entities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained by the Stockholders or NDS in form and substance to satisfy Buyer and shall be in full force and effect.

(i)           The Non-Competition Agreements.  NDS and each of Bill Plummer and Michael Plummer (“Principal Employees”) shall have entered into the Non-Competition Agreements in the form annexed as Exhibit B-1 and B-2, as appropriate (the “Non-Competition Agreements”).

(j)           Employment Agreements.  NDS and each of the Principal Employees shall have entered into Employment Agreements in the forms annexed hereto as Exhibits C-1 and C-2 (“Employment Agreements”).

(k)           Release Agreement.  Each Stockholder shall have executed a Release Agreement in the form attached hereto as Exhibit D, providing for a general release of NDS, and each of its present and former directors, officers, employees, agents and representatives from any and all claims, known and unknown (“Release Agreement”).

(l)           Audit.  Buyer shall have received an audit of the Company’s financial statements for the calendar years 2006 and 2007 (“Audit”), and the form and content of such Audit shall be acceptable to Buyer in its discretion.

(m)           Section 1445 Affidavit.  The Stockholders shall have delivered to Buyer an affidavit, in form satisfactory to counsel for Buyer, to the effect that the Stockholders is not a “foreign person” under Section 1445 of the Code.

(n)           Resignations.  Effective as of the Closing Date, each Stockholder and any other officer and/or director of NDS shall pursuant to a written agreement or instrument (“Resignations”) signed by each such Person, resign from any and all positions such Person may hold in NDS as either an officer, director, representative, trustee of any employee benefit plan under ERISA, agent, or independent contractor, except that Principal Employees will continue their employment pursuant to the Employment Agreements.

8.3           Conditions to Obligations of the Stockholders.  The obligations of the Stockholders to consummate the transactions contemplated herein is subject to the satisfaction, or waiver by the Stockholders, at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

(b)           Compliance With Agreement. Buyer shall have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by Buyer at or prior to the Closing Date pursuant to the terms of this Agreement, including delivery of the Closing Documents, which shall be in form and substance satisfactory to counsel for the Stockholders.

(c)           No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Stockholders to suffer any material adverse consequence under (i) any applicable laws, or (ii) any law that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

(d)           Consents and Approvals.  All filings required to be made prior to the Closing Date, by Buyer with, and all material consents, approvals, waivers and authorizations required to be obtained by Buyer prior to the Closing Date from, any Governmental Entities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained by the Buyer in form and substance to satisfy the Stockholders and shall be in full force and effect.

ARTICLE IX

CLOSING

9.1           Closing Date.  The closing of the acquisition of the Stock and the consummation of the transactions contemplated by the Agreement (the “Closing”) shall take place at the offices of Nowalsky, Bronston & Gothard, APLLC, 3500 North Causeway Boulevard, Ste. 1442, Metairie, Louisiana 70002, at 10:00 a.m. local time on August 22, 2008 or at such other time and place as may be mutually agreed upon by the parties (the “Closing Date”).  All proceedings to take place on the Closing Date shall be deemed to take place simultaneously and no delivery shall be deemed to have been made until all such proceedings have been completed.

9.2           Documents to be Delivered by the Stockholders and NDS at the Closing.  At the Closing, the Stockholders and NDS shall deliver to Buyer the following documents:

(a)           Stock Certificates.  Certificates representing the Stock in the manner and form required by Section 1.2 hereof, together with blank stock powers executed by the Stockholders.

(b)           Compliance Certificate.  A certificate signed by the Stockholders, on behalf of themselves and NDS, to the effect that the representations and warranties of NDS and the Stockholders set forth in Article IV of this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though made or given on and as of the Closing Date (except for changes contemplated or permitted by the terms of this Agreement, consented to in writing by Buyer, or made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), and that NDS and the Stockholders have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by NDS and the Stockholders on or prior to the Closing Date.

(c)           Good Standing Certificates.  A good standing certificate of NDS from the Secretary of State of the state of its formation obtained at the expense of NDS, dated within fifteen (15) days of the Closing.

(d)           Secretary’s Certificate.  A Certificate, dated the Closing Date and executed by the Secretary of NDS, which shall (1) attach a true and correct copy of (i) the Bylaws of NDS, (ii) the Articles of Incorporation of NDS certified by the Secretary of State of Georgia as of a recent date and (iii) the resolutions of the board of directors and stockholders of NDS authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement, and (2) identify by name and title and bear the signature of its officer authorized to execute any Closing Document to be executed and delivered on behalf of NDS, as the case may be, pursuant to the terms of this Agreement.

(e)           Opinion of Counsel.  A written opinion of counsel to NDS and the Stockholders, dated as of the Closing Date, addressed to Buyer in form reasonably acceptable to Buyer and its counsel.

(f)           Release of Encumbrances. UCC-3 termination statements or other evidence of the release of all Liens on the assets of NDS.

(g)           Escrow Agreement. The Escrow Agent and the Stockholders shall have executed and delivered the Escrow Agreement to Buyer.

(h)           Non-Competition.  The Non-Competition Agreements shall have been executed and delivered to Buyer by each Principal Employee.

(i)           Employment Agreements.  The Employment Agreements shall have been executed and delivered to Buyer by each Principal Employee.

(j)           Release Agreement.  Each Stockholder shall have executed and delivered the Release Agreement.

(k)           Resignations.  Effective as of the Closing Date, each Stockholder and each officer and/or director of NDS shall have delivered the Resignations.

(l)           Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to the terms of this Agreement.

9.3           Documents to be Delivered and Actions to be taken by Buyer.  At the Closing, Buyer shall deliver to NDS the following documents:

(a)           Secretary’s Certificate.  A Certificate, dated the Closing Date and executed by the Secretary of Buyer, which shall (1) attach a true and correct copy of (i) the Certificate of Incorporation and By-Laws of Buyer and (ii) the resolutions of the directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement, and (2) identify by name and title and bear the signature of its officer authorized to execute any Closing Document to be executed and delivered on behalf of Buyer pursuant to the terms of this Agreement.

(b)           Payment.  Buyer shall have delivered the Purchase Price cash, Issued Shares (other than the Escrow Shares), and promissory notes by wire transfer or certified check to each Stockholder ratably in accordance with his ownership percentage in NDS as set forth in Schedule 1.1 hereto and shall have deposited the Escrow Shares with the Escrow Agent.

(c)           Compliance Certificate.  A Certificate signed by Buyer to the effect that the representations and warranties of Buyer set forth in Article V of this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though made or given on and as of the Closing Date (except for changes contemplated or permitted by the terms of this Agreement, consented to in writing by NDS, or made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), and that Buyer has performed and complied in all material respects with each obligation and covenant required to be performed or complied with by Buyer on or prior to the Closing Date.

(d)           Escrow Agreement.  The Escrow Agent and Buyer shall have executed and delivered the Escrow Agreement to the Stockholders.

(e)           Other Documents. All other documents, instruments or writings required to be delivered to NDS and the Stockholders at or prior to the Closing pursuant to the terms of this Agreement.

ARTICLE X

TERMINATION AND AMENDMENT

10.1       Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual consent of Buyer and the Stockholders, on behalf of themselves and NDS, in a written instrument, if the appropriate officer of each so determines;

(b)           by Buyer or the Stockholders (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of another party, (i) which breach (if susceptible to cure) is not cured within twenty (20) business days following written notice to the party committing such breach, or (ii) which breach, by its nature, cannot be cured;

(c)           by Buyer or the Stockholders if the Closing shall not have occurred by September 22, 2008.

10.2        Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except Sections 7.4(f) and 12.13(a) shall survive any termination of this Agreement, and there shall be no further obligation on the part of NDS, Buyer, the Stockholders, or their respective officers or directors except for the obligations under such provisions.  Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1        Indemnification by NDS and Stockholders.  The Stockholders, on a joint and several basis, covenant and agree that they will indemnify and hold Buyer and NDS and its Affiliates, members, officers, directors, employees, stockholders, and agents (collectively, the “Buyer’s Indemnified Persons”) at all times harmless from and against any Loss (including reasonable attorneys' fees and other reasonable costs of defense) imposed on or incurred by Buyer’s Indemnified Persons caused by or arising out of or in connection with:

(a)           any misrepresentation, breach of warranty, or breach or nonfulfillment of any covenant or agreement to be performed on the part of NDS or the Stockholders on or prior to the Closing Date as provided in this Agreement or any certificate or other document delivered or to be delivered pursuant hereto, or

(b)           any material breach of, or failure to perform, any agreement of the Stockholders contained in this Agreement or any of the Closing Documents, or

(c)           the actions or inactions of NDS of a material nature with respect to any period prior to the Closing, including any Tax liability; or

(d)           all other debts, claims, liabilities and obligations of NDS that has not otherwise been disclosed in writing arising from the conduct, ownership or operation of the Business and assets prior to the Closing Date or arising by reason of the Agent Contracts, including without limitation, any obligation or liability of NDS to make any Bonus Payments or other similar payments.

The Stockholders shall not be entitled to indemnification or contribution from NDS for any Loss or any other liability that they may have to Buyer under this Agreement or otherwise.  Buyer shall have the right to set off the amount of any claim under this Agreement (including, but not limited to, claims for Indemnification) against any payments remaining due under the Note and against any Escrow Shares that are still held under the Escrow Agreement.

11.2        Indemnification by Buyer.  Buyer covenants and agrees that it will indemnify and hold the Stockholders, their successors and assigns and Affiliates (collectively, the “Stockholders’ Indemnified Persons”) at all times harmless from and against any Loss (including reasonable attorneys' fees and other costs of defense) imposed on or incurred by Stockholders’ Indemnified

Persons caused by or arising out of or in connection with any misrepresentation, breach of warranty, or breach or nonfulfillment of any covenant or agreement to be performed on the part of Buyer prior to the Closing Date as provided in this Agreement or any certificate or other document delivered or to be delivered pursuant hereto.

11.3        Undisputed Claims. A party (the “Indemnified Party”) may assert a Claim that it is entitled to, or may become entitled to, indemnification under this Agreement by giving written notice of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the “Indemnifying Party”), providing reasonable details of the facts giving rise to the Claim and a statement of the Indemnified Party’s Loss in connection with the Claim, to the extent such Loss is then known to the Indemnified Party and, otherwise, an estimate of the amount of the Loss that it reasonably anticipates that it will incur or suffer.

11.4        Disputed Claims.

(a)           If the Indemnifying Party gives notice to the Indemnified Party that the Indemnifying Party objects to the Claim, then (a) the parties shall attempt in good faith to resolve their differences during the sixty (60) day period following the date of delivery of the Indemnifying Party's notice of its objection (the "Resolution Period"), and (b) if the parties fail to resolve their disagreement during the Resolution Period, either party may unilaterally submit the disputed Claim for binding arbitration in the State of Louisiana, in accordance with the provision of Section 11.4(b).

(b)           The parties hereto shall submit the disputed claim to mandatory and binding arbitration with the American Arbitration Association (“AAA”).  The issue(s) in dispute shall be settled by arbitration in accordance with the AAA Rules for Arbitration of Business Disputes, by a panel of three arbitrators (the "Panel").  The only issue(s) to be determined by the Panel will be those issues specifically submitted to the Panel.  The Panel will not extend, modify or suspend any of the terms of this Agreement.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Panel may be entered by any court having jurisdiction thereof.  A determination of the Panel shall be by majority vote.  Promptly following receipt of the request for arbitration, AAA shall convene the parties in person or by telephone to attempt to select the arbitrators by agreement of the parties.  Buyer shall select one (1) arbitrator and NDS shall select one (1) other arbitrator.  These two (2) arbitrators shall select a third arbitrator.  If these two (2) arbitrators are unable to select the third arbitrator by mutual agreement, AAA shall submit to the parties a list of not less than eleven (11) candidates.  Such list shall include a brief statement of each candidate's qualifications.  Each party shall number the candidates in order of preference, shall note any objection they may have to any candidate, and shall deliver the list so marked back to AAA.  Any party failing without good cause to return the candidate list so marked within ten (10) days after receipt shall be deemed to have assented to all candidates listed thereon.  AAA shall designate the arbitrator willing to serve for whom the parties collectively have indicated the highest preference and who does not appear to have a conflict of interest.  If a tie should result between two (2) candidates, AAA may designate either candidate.  This agreement to arbitrate is specifically enforceable.  Judgment upon any award rendered by the Panel may be entered in any court having jurisdiction.  The decision of the Panel within the scope of the submission will be final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder hereby is waived (unless otherwise provided by applicable law), except suit to enforce this arbitration award or in the event arbitration is not available for any reason.  If the rules of the

AAA differ from those of this Section 11.4(b), the provisions of this Section 11.4(b) will control.  Costs of arbitration shall be shared equally by NDS and Buyer.

11.5        Third-Party Claims.  With respect to any third-party claim (“Third-Party Claim”), the Indemnified Party shall give prompt notice to the Indemnifying Party of the Third-Party Claim, provided that the failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party, except to the extent the Indemnifying Party is materially prejudiced thereby.  If the remedies sought in the Third-Party Claim are solely money damages and there is no actual or potential conflict of interest between the Indemnified Party and Indemnifying Party, as reasonably determined by the Indemnified Party, or if the Indemnified Party otherwise permits, then the Indemnifying Party, at its sole cost and expense, may, upon notice to the Indemnified Party within 15 days after the Indemnifying Party receives notice of a Third-Party Claim, assume the defense of the Third-Party Claim.  If it assumes the defense of a Third-Party Claim, the Indemnifying Party shall select counsel reasonable acceptable to the Indemnified Party to conduct the defense.  The Indemnifying Party shall not consent to the settlement of, or entry of any arbitration award or judgment arising from any Third-Party Claim, unless:  (i) the settlement, award, or judgment is solely for money damages and the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expenses, and liabilities arising out of such settlement, or (ii) the Indemnified Party consents thereto, which consent will not be unreasonably withheld.  The Indemnifying Party shall provide the Indemnified Party with 15 days’ prior notice before it consents to a settlement of, or entry of any award or judgment arising from any Third-Party Claim.  The Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim, the defense of which is assumed by the Indemnifying Party under the preceding provisions of this Section, with its own counsel and at its own expense.  With respect to Third-Party Claims in which the remedy sought is not solely money damages or where there is an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party, as reasonably determined by the Indemnified Party, (i) the Indemnified Party will be entitled to indemnification for all fees and expenses of defending the claim with its own counsel, (ii) the Indemnifying Party shall, upon notice to the Indemnified Party within 15 days after the Indemnifying Party receives notice of a Third-Party Claim, be entitled to participate in the defense with its own counsel and at its own expense, and (iii) the Indemnified Party shall not consent to any settlement of, or the entry of any award or judgment arising from, such Third-Party Claim unless the Indemnifying Party consents thereto, which consent shall not be unreasonably withheld.  If the Indemnifying Party does not elect to assume or participate in the defense of any Third-Party Claim in accordance with the terms of this Section, then the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third-Party Claim.  The parties shall cooperate in the defense of any Third-Party Claim and the relevant records of each party shall be made available on a timely basis.

11.6       Failure to Act by Indemnified Party.  Any failure by the Indemnified Party to defend a Third-Party Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder.

11.8       Insured Claims. In case any event shall occur which would otherwise entitle either party to assert a Claim for indemnification hereunder, no Loss shall be deemed to have been sustained by the Indemnified Party to the extent of any proceeds received by the Indemnified Party from any insurance policies with respect thereto.

11.9        Survival of Representations and Warranties; Time to Assert Claim.11.9.  Survival of Representations and Warranties; Time to Assert Claim.  All representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing Date for two (2) years from the date thereof; provided, however, that the representations and warranties of Section 4.21 shall survive until 120 days after the expiration of the applicable statute of limitations to which the representation or warranty applies.  Neither party may make any Claim for indemnification under this Article XI unless the claiming party shall notify the other party of a Claim and the factual basis of that Claim in reasonable detail within two (2) years from the Closing Date; provided, however, Buyer may make a Claim for indemnity under Section 11.1 (c) for the period until 120 days after the expiration of the applicable statute of limitations.

ARTICLE XII

MISCELLANEOUS AND GENERAL

12.1        Employee Matters.  Buyer agrees that, after the Closing, NDS will employ Bill Plummer, Michael Plummer, and Aimee Plummer.  Buyer may, at its sole option, interview and offer employment to any other employee of NDS.  Notwithstanding the foregoing, NDS shall have no liability or obligation with respect to any employee of NDS other than as described in the first sentence of this Section 12.1, including without limitation any severance, contractual or other liabilities arising out of any employee’s employment with NDS.  NDS will provide Buyer with access to information, prior to or at Closing, regarding its employees, including, without limitation, compensation, bonuses, performance evaluations, personnel files, medical records and other information maintained by NDS in the ordinary course of business.

12.2        Sales, Use and Excise Taxes. The Stockholders shall pay all excise, transfer or similar taxes, if any, with respect to the transactions provided in this Agreement. Buyer shall not be responsible for any business, occupation, withholding or similar Tax, or for any Taxes of any kind related to any period before the Closing Date.  The Stockholders shall pay all or any state, local or federal income Taxes arising from transactions provided in this Agreement or related to any period before the Closing Date.

12.3        Expenses.  Each party shall bear his own expenses (including, without limitation, the expenses of its brokers, accountants, counsel and other agents) in connection with the transactions contemplated hereby; provided, however, that all expenses incurred by the Stockholders or NDS in connection with the transactions contemplated by this Agreement shall be the sole responsibility of the Stockholders and shall not be paid by NDS except that NDS will pay the cost of the Audit prior to the Closing.

12.4        Stockholder Loans and Advances.  Prior to the date of this Agreement, NDS has loaned money to Bill Plummer from time to time and Bill Plummer has loaned money to NDS from time to time.  NDS will make no further loans to Bill Plummer and Bill Plummer will make no further loans to NDS from and after the date of this Agreement.  At the Closing, the outstanding balance of all loans made by Bill Plummer to NDS and by NDS to Bill Plummer will be set-off against each other and any remaining balance will be forgiven.

12.5        Specific Performance.  The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to remedy fully the injury.  Accordingly, in the event of a breach or threatened breach of one (1) or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one (1) or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

12.6        No Third-Party Rights.  Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns, and for the benefit of no other Person.

12.7        Schedules.  The Schedules referenced in this Agreement constitute an integral part hereof.  Information set forth in the Schedules specifically references the article or section of this Agreement to which such information relates and shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose.

12.8        Further Assurances.  NDS and Buyer hereby agree to execute and deliver such other documents and instruments, and take such other actions, as may be necessary or desirable in order to consummate and implement the transactions contemplated by this Agreement.

12.9        Parties-in-Interest; Assignment.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.  Neither party may assign its rights and obligations hereunder without the prior written consent of the other parties.

12.10      Governing Law.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to the conflict of laws or principles thereof.

12.11      Amendment and Modification.  The parties may amend, modify, and supplement this Agreement only by a writing signed by all parties.

12.12      Waiver of Conditions.  The conditions to the respective obligations of Buyer and the Stockholders to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part.

12.13      Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by express overnight or certified mail, postage prepaid:

(a)        if to Buyer, to:

United E-Systems, Inc.
15431 O’Neal Road
Gulfport, Mississippi  39503
Attn:  Reid Green

and

Leon L. Nowalsky, Esq.
Nowalsky, Bronston, and Gothard, APLLC
3500 North Causeway Blvd., Ste. 1442
Metairie, Louisiana 70002

(b)        if to NDS, to:

NetCom Data Southern Corp.
980 Canton Street, Suite D
Roswell, Georgia  30075-3667

(c)       if to the Stockholders, to:

William R. Plummer
7624 Boltons Court,
Bradenton, Florida 34201

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

12.14      Confidentiality.

(a)           The Stockholders, NDS, and Buyer will be furnishing to each other certain information, which is either non-public, confidential, or proprietary in nature to be used by the other party for its information, review, and analysis.  All such information, in whole or in part, including any financial information or other information pertaining to the business activities, operations, equipment, inventory, photographs, software, or any other records, record-bearing media, or any other data (regardless of format) disclosed by either party to the other is referred to herein as the “Information.”  The Information will be used by receiving party solely for the purpose of evaluating the possibility of the transaction.  The Information will be kept confidential and shall not, without the prior written consent of the disclosing party, be disclosed by the receiving party, its agents, or employees, in any manner whatsoever, in whole or in part, and shall not be used by the receiving party, its agents, or employees, other than in connection with the potential transaction described herein.  Moreover, the receiving party agrees to disclose or transmit the Information only to its agents, employees, consultants, lawyers, accountants, and others material to the transaction who need to know, review, or analyze the Information for the purpose of evaluating the potential transaction and who are informed by the receiving party of the confidential nature of the

Information and who agree to be bound by this Section to the same extent as if they were parties to it.  The disclosing party shall be entitled to seek equitable relief, including restraining order, injunction, and specific performance, in the event of a breach of any provision of this Section by the receiving party as well as an action for damages at law.  In addition to all other relief to which a disclosing party may be entitled, the disclosing party may recover its attorneys’ fees, expenses, and cots in connection with the enforcement of this Section.  If the transaction does not occur, the Information and all copies thereof shall be returned immediately to the disclosing party.  In addition, the Information, and all copies of it, will be returned to disclosing party immediately upon written request by the disclosing party.  All obligations of the Buyer under the provisions of this subsection (a) will terminate at the Closing, but those of the Stockholders will remain in full force and effect as provided in subsection (b).  The provisions of this subsection (a) will survive any termination of this Agreement.

(b)           After execution of this Agreement and if the Closing occurs continuing after the Closing, the Stockholders shall not use, publish, or disclose to any third person any document, databases, or other media embodying any confidential or proprietary know-how which constitutes Information of NDS or the Business.  The Stockholders shall treat as confidential all confidential or proprietary Information regarding Buyer obtained in connection with the negotiation and performance of this Agreement and will not use or disclose and will not knowingly permit others to use or disclose any such information.  In the event any Person breaches any provision of this Section 12.13(b), Buyer shall be entitled to equitable relief, including restraining order, injunction, and specific performance and damages, as well as to recovery of all costs of enforcement, including reasonable attorneys’ fees against such person.  The provisions of this subsection (b) will survive the Closing.

12.15       Entire Agreement.  This Agreement (including the Disclosure Schedules hereto), and the other Closing Documents constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

12.16       Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

12.17       Publicity.  Except as otherwise required by law, so long as this Agreement is in effect, Buyer, NDS or the Stockholders shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

12.18       Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

12.19       Captions.  The article, section, and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

ARTICLE XIII

DEFINITIONS

As used in this Agreement, the terms defined in the Preamble and the Recitals hereto shall have the respective meanings ascribed thereto, and the following terms shall have the meanings set forth below (such definitions to be applicable equally to the singular and plural forms thereof):

13.1         “AAA” shall have the meaning assigned in Section 11.4(b).

13.2         “Affiliate” with respect to any Person means any Person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. A person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person or entity, whether through the ownership of voting securities or otherwise.

13.3         “Acquisition Proposal” shall have the meaning assigned in Section 7.2.

13.4         “Agent Contracts” shall have the meaning assigned in Section 4.12(d).

13.5         “Audit” shall have the meaning assigned in Section 8.2(l).

13.6         “Business” shall have the meaning assigned in the first recital of the Agreement.

13.7         “Buyer’s Indemnified Persons” shall have the meaning assigned in Section 11.1.

13.8         “Claim” means a claim pursuant to Article XI that a party is entitled, or may become entitled, to indemnification under this Agreement.

13.9         “Closing Documents” means the Escrow Agreement, the Release Agreement, the Non-Competition Agreements, the Employment Agreements, and all other documents or instruments delivered by any party at the Closing.

13.10       “Closing” shall have the meaning assigned in Section 9.1.

13.11       “Closing Date” shall have the meaning assigned in Section 9.1.

            13.12       “Confidentiality Agreement” shall have the meaning assigned in Section 7.4(f).

13.13       “Contract” means any and all contracts, agreements, arrangements, understandings, or commitments (whether oral or written).

13.14       “Controlled Group” means a group of trades or businesses of which NDS is a member under Code § 1563, or Code § 414(b), (c), (m) or (o).

13.15       “Disclosure Schedule” shall have the meaning assigned in Article IV.

13.16       “Employee Benefit Plans” includes all pension, retirement, sickness, hospitalization, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, cafeteria, flexible spending, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including, without limitation, any pension plan as defined in Section 3(2) of ERISA and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, to which NDS is a party or bound or makes or has made any contribution or by which NDS may have any liability to any Subject Employee or any employee of any business entity that is a member of the same Controlled Group as the Stockholders (including any such plan formerly maintained by or in connection with which NDS may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in Section 3(37) (A) of ERISA).  (For purposes of this Agreement, Controlled Group is defined in accordance with Sections 414(b), (c), (m), or (o) of the Code).

13.17       “Employment Agreements” shall have the meaning assigned in Section 8.2(j).

13.18       “Environmental Laws” means any federal, state or local law, regulation, ordinance or order pertaining to the protection of natural resources, the environment and the health and safety of the public, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), as amended, 42 U.S.C. §§ 6901 et seq., the Hazardous Material Transportation Act, as amended, 49 U.S.C. §§ 1801 et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. §§ 651 et seq.

13.19       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

13.20       “ERISA Affiliate”: as defined in Section 4.14(b).

13.21       “Escrow Agent” shall have the meaning assigned in Section 3.1(c).

13.22       “Escrow Agreement” shall have the meaning assigned in Section 3.1(c).

13.23       “Escrow Shares” shall have the meaning assigned in Section 3.1(c).

13.24       “Financial Statements” shall mean the financial statements of NDS referred to in Section 4.6.

13.25       “Financial Statement Date”:  as defined in Section 4.8.

13.26       “GAAP” means generally accepted United States accounting principles.

13.27       “Governmental Entity” shall have the meaning assigned in Section 4.3.

13.28       “Hazardous Materials” means any (i) “hazardous substance,” “pollutants” or “contaminant” (as defined in Sections 101(14) and (33) of the CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302), including any element, compound, mixture, solution or substance that is designated pursuant to Section 102 of CERCLA; (ii) substance that is designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, 1321(b)(2)(A)) (“FWPCA”); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA; (iv) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412); (v) immediately hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601, 2606); (vi) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (vii) waste oil and other petroleum products; and (viii) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law.

13.29       “Indemnified Party” shall have the meaning assigned in Section 11.3.

13.30       “Indemnifying Party” shall have the meaning assigned in Section 11.3.

13.31       “Information” shall have the meaning assigned in Section 12.13(a).

13.32       “Intellectual Property”:  as defined in Section 4.16.

13.33       “Issued Stock” shall have the meaning assigned in Section 2.1(a).

13.34       “Knowledge.”  To the extent that any representation, warranty or other provision in this Agreement is, by its terms, based upon or limited by the “knowledge” of any party that is an entity, that term signifies that no information has come to the attention of any of the president or the controller of such party to this Agreement that would give such party actual knowledge or actual notice that such representation or warranty or the subject matter of such provision is not true, accurate or complete.

13.35       “Laws” means all federal, state, local and foreign laws, ordinances, orders, rules and regulations (including, without limitation, those relating to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, toxic and chemical substances, employment, retirement and labor relations, product advertising and pollution, discharge, disposal and emission of wastes, materials and gases into the environment which are applicable to the Business).

13.36       “Leases”: as defined in Section 4.11(a).

13.37       “Loss” means any liability, loss, damage, or expense (including, without limitation, reasonable attorneys’ fees and costs) entitled to indemnification pursuant to Article XI.  In no event shall Loss be defined to include any consequential or incidental damages resulting from any Claim or alleged to result therefrom except any that may be awarded or payable to a third party for a Third-Party Claim.

13.38       “Material Adverse Effect” means, with respect to Buyer or NDS, as the case may be, any change or effect that is or is reasonably expected to be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole.

13.39       “Non-Competition Agreements” shall have the meaning assigned in Section 8.2(i).

13.40       “Note” shall have the meaning assigned in Section 2.1(a).

13.41       “Panel” shall have the meaning assigned in Section 11.4(b).

13.39       “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

13.40       “Principal Employees” shall have the meaning assigned in Section 8.2(i).

13.41       “Purchase Price” shall have the meaning assigned in Section 2.1.

13.41       “Real Property” as defined in Section 4.10(a).

13.42       “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, dumping or other releasing into the environment of Hazardous Materials, whether intentional or unintentional.

13.43       “Release Agreement” shall have the meaning assigned in Section 8.2(k).

13.44       “Representatives” shall have the meaning assigned in Section 7.4(a).

13.45       “Resolution Period” shall have the meaning assigned in Section 11.4.

13.46       “Resignations” shall have the meaning assigned in Section 8.2(n).

13.47       “Securities” shall have the meaning assigned in Article VI(e).

13.48       “Securities Act” shall have the meaning assigned in Article IV(e).

13.49       “Share Offering” shall have the meaning assigned in Section 2.1(b).

13.50       “Stock” shall have the meaning assigned in Section 1.1.

13.51       “Stockholders’ Indemnified Person” shall have the meaning assigned in Section 11.2.

13.52       “Sub-Agents” shall have the meaning assigned in Section 4.12(d).

13.53       “Subject Employee” means any current or former officer, director, employee, or consultant who is or was employed or otherwise compensated by NDS or otherwise in connection with the Business.

13.54       “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed or delivered to any governmental authority, including any schedule or attachment thereto, and including any amendment thereof.

13.55       “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charge, assessment or fee of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not.

13.56       “Third-Party Claim” means a claim, suit, or proceeding by a third party with respect to which a claim is made against an Indemnified Party.

IN WITNESS WHEREOF, Buyer, NDS and the Stockholders have caused this Agreement to be executed as of the date first above written.

UNITED E-SYSTEMS, INC.

By: /s/ Walter R. Green, Jr.
Walter R. Green, Jr.
Secretary and Treasurer

NETCOM DATA SOUTHERN CORP.

By: /s/ William R. Plummer
William R. Plummer
President

STOCKHOLDERS OF NETCOM DATA SOUTHERN, CORP.

/s/ William R. Plummer
William R. Plummer

/s/ Beverly A. Plummer
Beverly A. Plummer

/s/ Michael Plummer
Michael Plummer